                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                             MAIN STREET TRUST, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             MAIN STREET TRUST, INC.



                                 April 11, 2001



Dear Fellow Shareholder:

     On behalf of the board of directors and management of Main Street Trust, Inc., I cordially invite and encourage you to attend the annual meeting of shareholders of Main Street, to be held at 7:00 p.m. on Monday, May 14, 2001, at The Forum at Carle, 611 West Park Street, Urbana, Illinois. A reception will be held beginning at 6:00 p.m. where you can meet and talk with directors and other members of management. The accompanying notice of annual meeting of shareholders and proxy statement discuss the business to be conducted at the meeting. At the meeting we shall report on our operations, our progress and the outlook for the year ahead.

     Your board of directors has nominated four persons to serve as Class II directors. Each of the nominees are incumbent directors. We recommend that you vote your shares for the director nominees.

     We encourage you to attend the meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will ensure that your shares are represented at the meeting.

     If you have any questions concerning these matters, please do not hesitate to contact me at (217) 351-6500. We look forward to the opportunity to visit with you.


                                         Sincerely,


                                         /s/ Van A Dukeman
                                         -------------------------------------
                                         Van A. Dukeman
                                         President and Chief Executive Officer



-------------------------------------------------------------------------------
   100 West University Avenue - Champaign, IL 61820 - Phone: (217) 351-6500

                             MAIN STREET TRUST, INC.
                           100 WEST UNIVERSITY AVENUE
                            CHAMPAIGN, ILLINOIS 61820
                                 (217) 351-6500


                                    NOTICE OF
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 14, 2001



To the Shareholders of

     MAIN STREET TRUST, INC.

     The annual meeting of the shareholders of Main Street Trust, Inc., an Illinois corporation, will be held at The Forum at Carle, 611 West Park Street, in Urbana, Illinois, on Monday, May 14, 2001, at 7:00 p.m., local time, for the following purposes:

     1.   to elect four Class II directors for a term of three years.

     2. to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

     The board of directors has fixed the close of business on April 2, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.



                                            By Order of the Board of Directors

                                            /s/ Van A. Dukeman
                                            ----------------------
                                            Van A. Dukeman
                                            President and CEO

Champaign, Illinois
April 11, 2001

                                 PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the board of directors of Main Street Trust, Inc. of proxies to be voted at the annual meeting of shareholders to be held at The Forum at Carle, 611 West Park Street, Urbana, Illinois, on Monday, May 14, 2001, at 7:00 p.m., local time, and at any adjournments or postponements of the meeting.

     The board of directors would like to have all shareholders represented at the meeting. Regardless of whether you expect to be present, please sign and mail your proxy card in the enclosed self-addressed, postage-paid stamped envelope to: Main Street Trust, Inc., 100 West University Avenue, Champaign, Illinois 61820, Attention: Mr. Van A. Dukeman, President and Chief Executive Officer. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the meeting.

     The mailing address of Main Street's principal executive offices is 100 West University Avenue, Champaign, Illinois 61820. This proxy statement and the accompanying proxy card are being mailed to shareholders on or about April 11, 2001.

     Only holders of Main Street's common stock, par value $0.01 per share, of record at the close of business on April 2, 2001, will be entitled to vote at the annual meeting or any adjournments or postponements of the meeting. On April 2, 2001, Main Street had 10,456,306 shares of common stock issued and outstanding. In the election of the directors, and for all other matters to be voted upon at the meeting, each issued and outstanding share of common stock is entitled to one vote. All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees set forth in this proxy statement.

     A majority of the shares of the common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. Directors shall be elected by a plurality of the votes present in person or represented by proxy to vote. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter shall be required to constitute shareholder approval. Abstentions will be treated as votes against a proposal and broker non-votes will have no effect on the vote.

     Main Street Trust, Inc. was incorporated under the laws of the state of Illinois in August, 1999 to be the surviving corporation of the merger by and between BankIllinois Financial Corporation and First Decatur Bancshares, Inc. This merger was completed on March 23, 2000. As a result of the merger transaction, Main Street became the holding company of BankIllinois, an Illinois state bank, the First National Bank of Decatur, a national banking organization, and the First Trust Bank of Shelbyville, an Illinois state bank. In addition, Main Street also is the parent company for FirsTech, Inc., a retail payment processing company.

                              ELECTION OF DIRECTORS

     At the annual meeting of the shareholders to be held on May 14, 2001, the shareholders will be entitled to elect four Class II directors for a term expiring in 2004. The directors of Main Street are divided into three classes having staggered terms of three years. Each of the nominees for election as Class II directors are incumbent directors. Main Street has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

     Set forth below is information, as of April 2, 2001, concerning the nominees for election and for the other persons whose terms of office will continue after the meeting, including age, year first elected a director as well as each director's business experience during the previous five years. Each nominee, if elected at the annual meeting, will serve as a Class II director for a three year term expiring in 2004.

     The board of directors recommends a vote FOR each of the nominees.

                                    NOMINEES

                                                     POSITION WITH MAIN STREET, ITS
NAME                                  DIRECTOR       SUBSIDIARIES AND OCCUPATION FOR
(AGE)                                 SINCE(1)       THE LAST FIVE YEARS
-----                                 --------       -------------------------------
CLASS II
(TERM EXPIRES 2004)

George T. Shapland                    1994           Director of Main Street; Director of BankIllinois Financial
(Age 70)                                             (1994-2000); President, Shapland Management Co. (real estate management company) (1990-present)

Thomas G. Sloan                       1995           Director of Main Street; Director of First Decatur
(Age 52)                                             (1995-2000); President and Chief Executive Officer of Sloan
                                                     Implement Co., Inc. (a John Deere implement dealer in
                                                     Assumption, Illinois) (1971-present)

Roy V. VanBuskirk                     1991           Director of Main Street; Director of BankIllinois Financial
(Age 70)                                             (1991-2000); Chief Executive Officer of Bacon and VanBuskirk
                                                     Glass Company, Illini Pella, Inc. and Danville Bacon and
                                                     VanBuskirk Glass Company, Inc. (1968-1997)

H. Gale Zacheis                       1990           Director of Main Street; Director of First Decatur
(Age 62)                                             (1990-2000); practicing surgeon and physician in Decatur,
                                                     Illinois (1973-present)


                              CONTINUING DIRECTORS
CLASS III
(TERM EXPIRES 2002)

David J. Downey                       1992           Director of Main Street; Director of BankIllinois Financial
(Age 59)                                             (1992-2000); President of The Downey Group, Inc. (estate
                                                     planning, wealth transfer and executive compensation
                                                     organization) (1963-present)

Van A. Dukeman                        1994           Director, President and Chief Executive Officer of Main
(Age 42)                                             Street and BankIllinois; Director, President and Chief
                                                     Executive Officer of BankIllinois Financial and BankIllinois
                                                     (1998-2000); Director and President of BankIllinois Financial
                                                     and BankIllinois (1994-1998)

                                                     POSITION WITH MAIN STREET, ITS
NAME                                  DIRECTOR       SUBSIDIARIES AND OCCUPATION FOR
(AGE)                                 SINCE(1)       THE LAST FIVE YEARS
-----                                 --------       -------------------------------
Larry D. Haab                         1987           Director of Main Street; Director of First Decatur
(Age 63)                                             (1987-2000); Director, President and Chief Executive Officer
                                                     of Illinois Power Company (a public electric and gas utility)
                                                     (1991-1998); Director of Illinova, the holding company of
                                                     Illinois Power Company and consultant to Illinova (1998-2000)

John W. Luttrell                      1962           Director and Chairman of the Board of Main Street; Director
(Age 69)                                             and Chairman of the Board of First Decatur and the First
                                                     National Bank of Decatur (1999-2000); Director, President and
                                                     Chief Executive Officer of First Decatur (1994-1999);
                                                     Director, President and Chief Executive Officer of the First
                                                     National Bank of First Decatur (1967-1997)

Gene A. Salmon                        1991           Director of Main Street; Director of BankIllinois Financial
(Age 56)                                             (1991-2000); President, Cross Construction, Inc.
                                                     (1979-present)

CLASS I
(TERM EXPIRES 2003)

Frederic L. Kenney                    1996           Director of Main Street; Director of First Decatur
(Age 42)                                             (1996-2000); Attorney for Winters, Featherstun, Gaumer,
                                                     Kenney, Postlewait, Stocks and Flynn (1983-present)

Gregory B. Lykins                     1994           Director, Vice Chairman of the Board of Main Street; Director
(Age 53)                                             and Chairman of the Board of BankIllinois Financial and
                                                     BankIllinois (1998-2000); Director, Chairman of the Board and
                                                     Chief Executive Officer of BankIllinois Financial and
                                                     BankIllinois (1994-1998)

August C. Meyer, Jr.                  1962           Director of Main Street; Director of BankIllinois Financial
(Age 63)                                             (1962-2000); President, Midwest Television, Inc.
                                                     (1976-present)

Phillip C. Wise                       1999           Director and Executive Vice President of Main Street;
(Age 62)                                             Director and President of First National Bank of Decatur;
                                                     Director and President of First Decatur (1999-2000); Senior
                                                     Vice President of First Decatur (1997-1999); President of
                                                     First of America Bank (1967-1997)

-----------------------------

(1) Indicates the year first elected to the board of directors of BankIllinois Financial Corporation or First Decatur Bancshares, Inc., the predecessor companies to Main Street.

     All of Main Street's directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified, and all executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of Main Street's directors or executive officers have been selected for their respective positions. The compensation committee is considering awarding cash compensation to non-employee directors for attendance at committee meetings. Non-employee directors have received fully vested options to purchase 5,000 shares of common stock for serving on the boards of directors and committees of Main Street and its subsidiaries. It is anticipated that options will be granted to the directors as compensation in the future on an annual basis. Directors of Main Street who are also employees were not separately compensated for service on such boards or committees.

BOARD COMMITTEES AND MEETINGS

     A total of eight regularly scheduled and special meetings were held by the board of directors of Main Street in 2000 following the consummation of the merger in March, 2000. During 2000, all directors attended at least 75% of the meetings of the board and the committees on which they served, with the exception of Messrs. Downey, Meyer and Sloan. If a director is unable to attend a meeting, it is our policy to solicit their input regarding the actions to be taken at the meeting, as well as their ratification of the actions actually taken.

     The Board of Directors of Main Street has established an audit committee and a compensation committee.

     Members of the Main Street audit committee for 2001 are Messrs. H. Gale Zacheis (Chair), Gene A. Salmon, Thomas G. Sloan and Roy V. VanBuskirk. In addition, Messrs. Van A. Dukeman, Gregory B. Lykins and Phillip C. Wise serve EX OFFICIO. The audit committee, which does not have a charter, reports to the board of directors and has the responsibility to review and approve internal control procedures, accounting practices and reporting activities of the subsidiaries. The committee also has the responsibility for establishing and maintaining communications between the board and the independent auditors and regulatory agencies. The audit committee reviews with the independent auditors the scope of their examinations, with particular emphasis on the areas to which either the audit committee or the auditors believe special attention should be directed. The audit committee also reviews the examination reports of regulatory agencies and reports to the full board regarding matters discussed therein. Finally, it oversees the establishment and maintenance of effective controls over the business operations of the subsidiaries. The audit committee met two times in 2000.

     The members of the Main Street compensation committee for 2001 are Messrs. Roy V. VanBuskirk (Chair), David J. Downey, Larry D. Haab, Frederic L. Kenney and August C. Meyer, Jr. In addition, Messrs. Van A. Dukeman, Gregory B. Lykins and Phillip C. Wise serve EX OFFICIO. The compensation committee reports to the board of directors and has responsibility for all matters related to compensation of executive officers of Main Street, including review and approval of base salaries, review of salaries of executive officers compared to other financial services holding companies in the region, fringe benefits, including modification of the retirement plan, and incentive compensation. The compensation committee also reviews compensation to be paid to Main Street's directors for service on the board of directors and attendance at board and committee meetings. The compensation committee met three times in 2000.

     Main Street's full board of directors will consider nominations to the board submitted by shareholders if nominations are made in writing and otherwise comply with Section 3.4 of Main Street's bylaws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and officers of Main Street and its respective subsidiaries were customers of, and had transactions with, Main Street and its subsidiaries during 2000. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Management believes that the terms of these services were no less favorable to Main Street and its subsidiaries than would have been obtained from non-affiliated parties.

     In November, 1999, BankIllinois Financial entered into a lease agreement with Midwest Television, Inc. for office space located in Main Street's main office building located at 100 West University Avenue, Champaign.

Main Street is now a party to the lease as successor of BankIllinois Financial. Mr. Meyer, a director of Main Street, serves as president of Midwest Television, Inc., and owns 100% of Midwest Television, Inc., individually, and as trustee. Lease payments are approximately $82,000 annually. In addition, Main Street leases space from Mr. Meyer in a building which is used for Main Street's campus branch banking operations, with lease payments totaling approximately $54,000 annually. Mr. Robert M. Pancoast, Director and President of First Trust Bank of Shelbyville, one of Main Street's subsidiary banks, owns and operates Shelbyville Abstract and Title Corporation, a real estate abstract and title company located in Shelbyville, Illinois, which does real estate work for First Trust Bank of Shelbyville. Management believes that the terms of these services were no less favorable to Main Street or its subsidiaries than would have been obtained from non-affiliated parties.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding Main Street's common stock beneficially owned on April 2, 2001 with respect to all persons known to Main Street to be the beneficial owner of more than five percent of the common stock, each director and nominee and all directors and executive officers of Main Street as a group.


NAME OF INDIVIDUAL AND                           AMOUNT AND NATURE OF                          PERCENT
NUMBER OF PERSONS IN GROUP                      BENEFICIAL OWNERSHIP(1)                       OF CLASS
--------------------------                      -----------------------                       --------
DIRECTORS AND NOMINEES
David J. Downey(2)                                       347,994                                 3.32%
Van A. Dukeman(3)                                        211,579                                 2.00%
Larry D. Haab(4)                                          14,019                                 *
Frederic L. Kenney(5)                                     38,699                                 *
John W. Luttrell(6)                                       70,445                                 *
Gregory B. Lykins(7)                                     441,048                                 4.16%
August C. Meyer, Jr.(8)                                1,758,304                                16.78%
Gene A. Salmon                                           109,274                                 1.04%
George T. Shapland                                       346,288                                 3.31%
Thomas G. Sloan                                           43,601                                 *
Roy V. VanBuskirk                                         49,459                                 *
Phillip C. Wise(9)                                         6,319                                 *
H. Gale Zacheis(10)                                       18,835                                 *

NAMED EXECUTIVE OFFICERS
David B. White                                            26,264                                 *

All directors and executive
officers as a group
(14 persons)                                           3,482,128                                31.9%

----------------------

*    Less than one percent.


(1) The information contained in this column is based upon information furnished to Main Street by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Pursuant to the rules of the Securities and Exchange Commission, shares obtainable through the exercise of options which are currently exercisable, or which will become exercisable within 60 days of the date of the information contained in this table, are included as beneficially owned. The number of shares obtainable through options and included in this table are as follows: 19,151 shares for Messrs. Downey, Meyer, Salmon, Shapland and VanBuskirk; 5,250 shares for Messrs. Haab,

     Kenney, Sloan and Zacheis; 31,048 shares for Mr. Luttrell; 22,118 shares for Mr. White; and 145,710 shares for Messrs. Dukeman and Lykins. Each director and officer has no voting and sole investment power over such shares. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over such shares.

(2) Includes 179 shares owned by Mr. Downey's spouse over which Mr. Downey has shared voting and sole investment power.


(3) Includes 2,730 shares owned by Mr. Dukeman's spouse over which Mr. Dukeman has shared voting and sole investment power.


(4) Includes 2,579 shares owned by Mr. Haab's spouse over which Mr. Haab has shared voting and sole investment power.


(5) Includes 27,818 shares owned by Mr. Kenney's spouse over which Mr. Kenney has shared voting and sole investment power; 1,719 shares owned jointly with Mr. Kenney's spouse over which Mr. Kenney has shared voting and investment power; and 1,988 shares held by Mr. Kenney's minor children over which Mr. Kenney has shared voting and sole investment power.


(6) Includes 10,147 shares owned by Mr. Luttrell's spouse over which Mr. Luttrell has shared voting and sole investment power.


(7) Includes 4,009 shares owned by Mr. Lykins' spouse over which Mr. Lykins has shared voting and sole investment power.


(8) Includes 1,674,394 shares held in certain trusts for which Mr. Meyer serves as trustee. Mr. Meyer exercises sole voting and investment power over such shares. Also includes 64,387 shares held by Mr. Meyer's spouse. Mr. Meyer disclaims beneficial ownership over all such shares.


(9) Includes 3,439 shares owned jointly with Mr. Wise's spouse over which he has shared voting and sole investment power.


(10) Includes 6,552 shares held in trust over which Mr. Zacheis has no voting and no investment power. Also includes 982 shares held by Mr. Zacheis' spouse over which Mr. Zacheis has shared voting and sole investment power.



AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

     Certain principal shareholders of Main Street are party to a Second Amended and Restated Shareholders' Agreement. These shareholders originally entered into a Shareholders' Agreement as stockholders of BankIllinois Financial and this amended agreement continues the agreement after the merger transaction with First Decatur into Main Street. The agreement affects the purchase and sale of the common stock of Main Street owned by the parties thereto. The parties to the agreement are August C. Meyer, Jr. and certain related entities, David J. Downey, George T. Shapland, Gregory B. Lykins and Van A. Dukeman.

     The agreement provides that the parties to the agreement may not make voluntary transfers of their shares of Main Street stock except for transfers to each other, family transfers, certain pledges and certain open market sales. Parties to the agreement are permitted to sell shares on the open market, but only after the other parties have elected not to exercise a right of first refusal to purchase the shares. In the event any party to the agreement purchases shares from any third party, the purchasing shareholder must allow the other parties the right to purchase a proportionate amount of such shares. In addition, involuntary transfers occurring upon death are permitted. The agreement will terminate in 2008, unless otherwise terminated by the parties.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required to furnish us with copies of all
Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and, if appropriate, representations made by any reporting person concerning whether a Form 5 was required to be filed for 2000, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows the compensation earned during the three most recently completed fiscal years by Main Street's chief executive officer and the four other most highly compensated executive officers on a combined basis (including those employed by their respective subsidiaries) whose 2000 salary and bonus exceeded $100,000:

===================================================================================================================================

                                                   SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                              LONG TERM
                                                                                             COMPENSATION
                                          ANNUAL COMPENSATION                                   AWARDS
                               ---------------------------------------------------------------------------
          (a)                    (b)          (c)                (d)            (e)              (g)                (i)
        NAME AND                                                                              SECURITIES         ALL OTHER
   PRINCIPAL POSITION            YEAR       SALARY($)          BONUS($)        OTHER($)       UNDERLYING       COMPENSATION
    WITH MAIN STREET                                                                           OPTIONS/            ($)
                                                                                                SARS(1)
===================================================================================================================================
John W. Luttrell(2)              2000      $  210,000        $      ---         ---            5,250          $    9,335
Chairman of the Board            1999         210,000            39,500         ---             ---               11,207
                                 1998         210,000            37,000         ---             ---               11,155
-----------------------------------------------------------------------------------------------------------------------------------

Gregory B. Lykins(3)             2000      $  127,350        $  110,000       $ 4,033          5,250          $   25,804
Vice Chairman of the Board       1999         102,962           100,000         3,937          5,512              18,966
                                 1998         134,307            50,000         3,792          5,787              17,329
-----------------------------------------------------------------------------------------------------------------------------------

Van A. Dukeman(4)                2000      $  200,000        $  110,000       $ 2,347          5,250          $   22,757
President and Chief              1999         154,231           100,000         2,052          5,512              16,825
Executive Officer                1998         151,346            60,000         1,729          5,787              14,207
-----------------------------------------------------------------------------------------------------------------------------------

Phillip C. Wise(5)               2000      $  135,000        $   40,000          ---            ---           $   11,785
Executive Vice President

-----------------------------------------------------------------------------------------------------------------------------------

David B. White(6)                2000      $  114,000        $   30,000       $ 2,057          3,150          $   15,721
Executive Vice                   1999         107,962            25,000         1,895          3,307              12,012
President, Treasurer and Chief   1998         107,115            22,000         1,625          3,472              10,639
Financial Officer
-----------------------------------------------------------------------------------------------------------------------------------

---------------

(1)  As adjusted for stock dividends.


(2) Prior to the merger in March, 2000, Mr. Luttrell was the President and Chief Executive Officer of First Decatur. The compensation reported included amounts paid pursuant to his position with First Decatur in 1998, 1999 and a portion of 2000, as well as his current position with Main Street in 2000. All other compensation includes First Decatur's and Main Street's contributions under its employee stock ownership plan and amounts paid for premiums on insurance policies with respect to Mr. Luttrell. These amounts were $6,729 and $4,426 for Mr. Luttrell in 1998, $6,597 and $4,610 in 1999 and $5,546 and $3,789 in 2000. In addition, Mr. Luttrell received $2,665 in 2000 in connection with his participation in our 401(k) plan.

(3) Prior to the merger in March, 2000, Mr. Lykins was Chairman of the Board of BankIllinois Financial. The compensation reported included amounts paid pursuant to his position with

     BankIllinois in 1998, 1999 and a portion of 2000, as well as his current position with Main Street in 2000. All other compensation includes BankIllinois Financial's and Main Street's contributions under its 401(K) Plan, Non-Qualified Retirement Plan, Profit Sharing Plan and amounts paid for premiums on insurance policies with respect to Mr. Lykins. These amounts were $1,590, $2,329, $8,800 and $4,610 for Mr. Lykins in 1998, $800, $5,288, $8,800 and $4,078 in 1999, and $6,800,
     $3,720, $9,350 and $5,934 in 2000.

(4) Prior to the merger in March, 2000, Mr. Dukeman was President and Chief Executive Officer of BankIllinois Financial. The compensation reported included amounts paid pursuant to his position with BankIllinois in 1998, 1999 and a portion of 2000, as well as his current position with Main Street in 2000. All other compensation includes BankIllinois Financial's and Main Street's contributions under its 401(K) Plan, Non-Qualified Retirement Plan, Profit Sharing Plan and amounts paid for premiums on insurance policies with respect to Mr. Dukeman. These amounts were $1,787, $3,140, $8,800 and $480 for Mr. Dukeman in 1998, $800, $6,826, $8,800 and
     $399 in 1999, and $6,800, $5,900, $9,350 and $707, in 2000.


(5) Prior to the merger in March, 2000, Mr. Wise was Senior Vice President of First Decatur. The compensation reported included amounts paid pursuant to his position with First Decatur for a portion of 2000, as well as his current position with Main Street in 2000. All other compensation includes First Decatur's and Main Street's contributions under its employee stock ownership plan and amounts paid under the 401(k) plan. These amounts were $7,734 and $4,050 in 2000. We were not required to report Mr. Wise's compensation in the past, and, therefore, we are only reporting his salary information for 2000.


(6) Prior to the merger in March, 2000, Mr. White was the Executive Vice President and Chief Financial Officer of BankIllinois Financial. The compensation reported included amounts paid pursuant to his position with BankIllinois in 1998, 1999 and a portion of 2000, as well as his current position with Main Street in 2000. All other compensation includes BankIllinois Financial's contributions under its 401(K) Plan, Non-Qualified Retirement Plan, Profit Sharing Plan and amounts paid for premiums on insurance policies with respect to Mr. White. These amounts were $2,200, $1,705, $5,200 and $290 for 1997, $1,570, $2,072, $6,695 and $302 for Mr.
     White in 1998, $665, $4,347, $6,685 and $315 in 1999, and $5,505, $2,453,
     $7,432 and $331 in 2000.


STOCK OPTION INFORMATION

     The following table sets forth certain information concerning the number and value of stock options granted in the last fiscal year to the individuals named in the Summary Compensation Table. The options granted and potential value realized are as of December 31, 2000.

===================================================================================================================================

                                             OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------------------

                                                    INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Potential realizable value
                                                                                                       at assumed annual rates of
                                                                                                        stock price appreciation
                                                                                                            for option term
===================================================================================================================================
           (a)                (b)                (c)                  (d)               (e)             (f)              (g)
                            Options      % of Total Options     Exercise or Base    Expiration
          Name              Granted          Granted to         Price ($/Sh)(2)        Date            5%($)            10%($)
                           (#)(1)(2)        Employees in
                                           Fiscal Year(2)
-----------------------------------------------------------------------------------------------------------------------------------

  John W. Luttrell            5,250              6.7%               $ 19.29          04/12/10         $  63,690      $  161,402
-----------------------------------------------------------------------------------------------------------------------------------

  Gregory B. Lykins           5,250             10.6%               $ 19.29          04/12/10         $  63,690      $  161,402
-----------------------------------------------------------------------------------------------------------------------------------

  Van A. Dukeman              5,250             10.6%               $ 19.29          04/12/10         $  63,690      $  161,402
-----------------------------------------------------------------------------------------------------------------------------------

  Phillip C. Wise               ---              ---                $  ---              ---           $   ---        $    ---
-----------------------------------------------------------------------------------------------------------------------------------

  David B. White              3,150              6.3%               $ 19.29          04/12/10         $  38,214      $   96,841
-----------------------------------------------------------------------------------------------------------------------------------

(1) Such options vest over a three-year period, with the exception of Mr. Luttrell's which are immediately exercisable. Options will vest in their entirety upon the occurrence of a change in control.

(2) As adjusted for stock dividends. Mr. Luttrell's percentage is based upon the total number of options granted to non-employee directors in 2000.

     The following table sets forth certain information concerning the exercisable and nonexercisable stock options at December 31, 2000, held by the individuals named in the Summary Compensation Table.

===================================================================================================================================

                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END

                                                 OPTION VALUES
----------------------------------------------------------------------------------------------------------------------------------

                                    SHARES                           NUMBER OF SECURITIES
                                   ACQUIRED                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-MONEY
                                      ON             VALUE             OPTIONS AT FY-END                    OPTIONS
             NAME                  EXERCISE         REALIZED                (#)(d)                     AT FY-END ($)(e)
            (#)(a)                  (#)(b)           ($)(c)        EXERCISABLE UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------
  John W. Luttrell                   ---               ---           27,059       3,989          $   181,875       $    ---
----------------------------------------------------------------------------------------------------------------------------------

  Gregory B. Lykins                  ---               ---          144,981       3,989            1,446,934            ---
----------------------------------------------------------------------------------------------------------------------------------

  Van A. Dukeman                     ---               ---          144,981       3,989            1,446,934            ---
----------------------------------------------------------------------------------------------------------------------------------

  Phillip C. Wise                    ---               ---              ---         ---                  ---            ---
----------------------------------------------------------------------------------------------------------------------------------

  David B. White                   1,000           $14,708           21,681       2,393              131,705            ---
----------------------------------------------------------------------------------------------------------------------------------

EMPLOYMENT AGREEMENTS

     Main Street has entered into employment agreements with certain of its executive officers, including, Messrs. Lykins, Dukeman, and White. Each employment agreement provides for an initial term of one year and, at the end of its initial term as well as any subsequent term, is automatically extended for one year until either Main Street or the employee gives written notice to the contrary. Each agreement terminates upon the employee's death, disability, discharge for cause or in the event of "constructive discharge" or a change of control (as defined in the employment agreements). The employment agreements are also terminable by the employee or Main Street upon 90 days' notice to the other party.

     The employment agreements set forth the salaries, bonuses and benefits to be provided to the respective officer and provide for severance payments in the event employment is terminated by Main Street without cause or in the event of a "constructive discharge." The "severance payment" each officer would be entitled to receive in such a case equals the sum of the applicable base salary, the officer's most recent performance bonus and the value of contributions under retirement and employee benefit plans that would have been made through the term of the agreement.

     In the event employment is terminated within one year of a change of control, or at any time by Main Street or its successor for any reason other than death or disability, the affected officer would be entitled to receive two times the severance payment. The amounts payable upon a change of control are subject to reduction, if necessary, to prevent certain adverse tax treatment.

     The employment agreements also provide that the respective officer may not compete within a 50-mile radius of either BankIllinois' or First National Bank of Decatur's main office, depending on the executive officer's principal place of business, or against Main Street or any successor, for one year following the termination of their employment agreement. Each employment agreement also requires Main Street to indemnify and to advance certain legal expenses to the covered employee to the maximum extent permitted by law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Main Street's compensation committee establishes compensation and benefits for the chief executive officer and reviews and recommends compensation and benefits for other officers and employees of the subsidiaries. Messrs. Dukeman, Lykins and Wise serve EX OFFICIO on the compensation committee. However, they do not participate in any discussion regarding their own compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY MAIN STREET SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT UNLESS THE REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

     Main Street's compensation program is administered by the compensation committee. The vice chairman and chief executive officer serve on this and all committees ex-officio, but on none as chairman.

     In determining appropriate levels of executive compensation, the committee has at its disposal independent reference information regarding compensation ranges and levels for executive positions in comparable companies. In determining compensation to be paid to executive officers, primary consideration is given to quality, long-term earnings growth accomplished by achieving both financial and non-financial goals such as earnings per share, return on assets and return on equity. The objectives of this philosophy are to:

     o    encourage consistent and competitive return to shareholders,

     o    reward Main Street and individual performances,

     o provide financial rewards for performance by those having a significant impact on corporate profitability, and

     o provide competitive compensation in order to attract and retain key personnel.

     There are three basic components to the total compensation of all key executives - base salary, incentive bonus and long-term incentive compensation. The salary component is reflective of levels of responsibility, authority and performance, relative to similar positions in the banking industry. The incentive portion is directly related to financial performance, as measured by net income, return on average assets, and other financial factors. Main Street maintains the stock incentive plan to reward senior executives of Main Street for outstanding performance and to help Main Street attract and retain qualified personnel in key positions. The stock option plan is further designed to give key employees a proprietary interest in Main Street as an incentive to contribute to the success of Main Street. Awards under the plan are determined by the compensation committee based on each respective officer's level of responsibility, overall performance and significance to Main Street's future growth and profitability.

      Roy V. VanBuskirk (Chair)             August C. Meyer, Jr.
      David J. Downey                       Van A. Dukeman (Ex-Officio)
      Larry D. Haab                         Gregory B. Lykins, (Ex-Officio)
      Frederic L. Kenney                    Phillip C. Wise (Ex-Officio)

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY MAIN STREET SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING GRAPH AND RELATED INFORMATION UNLESS IT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

     The following graph shows a comparison of cumulative total returns for Main Street, the Nasdaq Stock Market and an index of Nasdaq bank stocks with total assets of $500 million to $1 billion. Because the Securities and Exchange Commission considers BankIllinois Financial as the continuing entity for accounting purposes as a result of the merger with First Decatur into Main Street in 2000, the following graph uses the performance of BankIllinois Financial from January 25, 1996 through the effective date of the merger, March 23, 2000. Therefore, the performance of Main Street as presented, presents the performance of BankIllinois Financial's common stock.

     The cumulative total shareholder return computations assume the investment of $100 on January 25, 1996. Figures for BankIllinois Financial's and Main Street's common stock represent inter-dealer quotations, without retail markups, mark downs or commissions and do not necessarily represent actual transactions. Figures for BankIllinois Financial's and Main Street's common stock also assume reinvestment of cash dividends and take into account the distribution of stock dividends. Certain information for the graph was prepared at our request by SNL Securities L.C., Charlottesville, Virginia.

                  [GRAPH DEPICTING TOTAL RETURN PERFORMANCE]

                                                                           PERIOD ENDING
                                                --------------------------------------------------------------------
INDEX                                             01/25/96     12/31/96   12/31/97    12/31/98  12/31/99   12/31/00
--------------------------------------------------------------------------------------------------------------------
Main Street Trust, Inc.(1)                         $100.00     $ 120.84    $158.09    $ 200.01   $221.55    $169.54
Nasdaq - Total US(2)                                100.00       123.03     150.68      212.46    394.82     237.37
SNL $500M-$1B Bank Index                            100.00       125.01     203.22      199.81    184.96     177.04

(1) UNTIL MARCH 23, 2000, THE PERFORMANCE OF BANKILLINOIS FINANCIAL, THE PREDECESSOR OF MAIN STREET FOR ACCOUNTING PURPOSES, IS PRESENTED.

(2)  SOURCE:  CRSP, CENTER FOR RESEARCH IN SECURITY PRICES,
     GRADUATE SCHOOL OF BUSINESS, THE UNIVERSITY OF CHICAGO 2001.


                             AUDIT COMMITTEE REPORT

     THE INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY MAIN STREET SHALL NOT BE DEEMED TO INCLUDE THE FOLLOWING REPORT UNLESS THE REPORT IS SPECIFICALLY STATED TO BE INCORPORATED BY REFERENCE INTO SUCH DOCUMENT.

     The audit committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The audit committee also reviews the audited financial statements and recommends to the board of directors that they be included in our annual report on Form 10-K. The audit committee is comprised solely of independent directors, except for certain executives who serve on the committee EX OFFICIO.

     The audit committee chairman has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2000 with our management and McGladrey & Pullen, LLP, the Company's independent auditors. During its meeting to be held in April, 2001, the committee will discuss with McGladrey & Pullen, LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as well as receive and discuss the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and future discussions with management and McGladrey & Pullen, LLP, the committee plans to recommend to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2000 for filing with the Securities and Exchange Commission.

      H. Gale Zacheis (Chair)              Van A. Dukeman (Ex-Officio)
      Gene A. Salmon                       Gregory B. Lykins (Ex-Officio)
      Thomas G. Sloan                      Phillip C. Wise (Ex-Officio)
      Roy V. VanBuskirk

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of McGladrey & Pullen, LLP, are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

AUDIT FEES

     The Company's independent auditor during 2000 was McGladrey & Pullen, LLP. The aggregate fees and expenses billed or incurred by McGladrey & Pullen, LLP in connection with the audit of our annual consolidated financial statements as of and for the year ended December 31, 2000, including procedures to insure compliance with FDICIA requirements, and tax related services was approximately $69,000 and $11,000, respectively. The aggregate fees and expenses billed or incurred in connection with the required review of our financial information included in our Form 10-Q and Form 10-K for the year 2000 was approximately $13,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were paid to McGladrey & Pullen, LLP relative to Information Systems assistance.

ALL OTHER FEES

     The aggregate fees and expenses billed or incurred by McGladrey & Pullen, LLP for all other services rendered to us for 2000 was approximately $78,000.

     The audit committee, after consideration of the matter, does not believe that the rendering of these services by McGladrey & Pullen, LLP to be incompatible with maintaining its independence as our principal accountant.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have included in our proxy materials relating to the next annual meeting of shareholders, which is scheduled to be held in May 2002, must be received at our principal executive offices located at 100 West University Avenue, Champaign, Illinois 61820,
Attention: Mr. Van A. Dukeman, President, no later than December 12, 2001, and must otherwise comply with the notice and other provisions of our bylaws.

                                     GENERAL

     Your proxy is solicited by the board of directors and the cost of solicitation will be paid by Main Street. In addition to the solicitation of proxies by use of the mails, officers, directors and regular employees of Main Street or its subsidiary banks, acting on Main Street's behalf, may solicit proxies by telephone, telegraph or personal interview. Main Street will, at its expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record.

                                 OTHER BUSINESS

     It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters properly are brought before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

                           FAILURE TO INDICATE CHOICE

     If any shareholder fails to indicate a choice in item 1 on the proxy card, the shares of such shareholders shall be voted FOR the nominees.

                                       By order of the Board of Directors


                                       /s/ Van A. Dukeman
                                       -------------------------------------
                                       Van A. Dukeman
                                       President and Chief Executive Officer
Champaign, Illinois
April 11, 2001

                       ALL SHAREHOLDERS ARE URGED TO SIGN
                         AND MAIL THEIR PROXIES PROMPTLY

                             MAIN STREET TRUST, INC.

         PROXY FOR COMMON SHARES ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD MAY 14, 2001

     The undersigned hereby appoints Phillip C. Wise and Van A. Dukeman, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the annual meeting of the shareholders of Main Street Trust, Inc., to be held at The Forum at Carle, 611 West Park Street, in Urbana, Illinois on Monday, May 14, 2001, at 7:00 p.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

1.   ELECTION OF DIRECTORS:

         FOR all nominees listed below              WITHHOLD AUTHORITY
         ---                                        ------------------
         (except as marked to the contrary          to vote for all nominees listed below
         below)

                         / /                                          / /



     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

CLASS II (TERM EXPIRES 2004): George T. Shapland, Thomas G. Sloan, Roy V. VanBuskirk and H. Gale Zacheis

2. In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1.



                                     Dated: _____________________________, 2001


                                      Signature(s) ____________________________

                                      _________________________________________

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.